EXHIBIT 10.21

Valley Bank
Employee Profit Sharing Plan
2013

Valley Bank (“Company”) recognizes the importance of a well-designed profit-sharing plan that rewards individual performance as well as allows employees to share in the profits of the Company when strategic goals are met. As such, the Company has developed the Employee Profit Sharing Plan (“Plan”) as part of the Company’s overall Strategic Plan. The Plan is designed to reward performance for meeting individual goals and objectives that are aligned with the Company’s overall Strategic Plan. All Company compensation programs shall exclude incentives for SEOs to take unnecessary and excessive risks that threaten the value of the Company and shall not incorporate any activities that would encourage manipulation of reported earnings to enhance the compensation of any employee.
Administration

Eligible Employees:

Employees eligible to participate in the Plan include all employees, hired prior to July 1 of the current year. Part-time employees’ bonus amount will be prorated at 62.5% of award amount. Additionally, bonuses will be prorated for eligible employees hired during the year based on number of months employed. Employees must be employed (and not in a termination or resignation period) through the date of payment to be eligible for payment.

The Company participated in the Capital Purchase Program in 2008 and is subject to numerous executive compensation restrictions included in the American Recovery and Reinvestment Act of 2009. As a result, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation, except for payments of long-term restricted stock to our most highly compensated employee during the period in which the U.S. Treasury owns preferred stock of the Company. Therefore, any incentive earned by the President and CEO under this Plan will be paid in the form of long-term restricted stock that vests upon repayment of TARP proceeds to the U.S. Treasury.

Calculation of Award

The profit sharing plan award amount totaling $550,000 (exclusive of any employer taxes associated with the award) will be included in the Company’s budget and accrued on a monthly basis. The payout amount will be 100% if the Company meets its profitability budget for the year (“profitability budget” defined as budgeted net income available to common shareholders less profit earned from residential real estate and mortgage lines of business). If the Company does not meet its profitability budget, the total profit sharing contribution will be reduced by the amount required for the Bank to hit the profitability budget. The remaining contribution, if any, will be allocated on a pro-rata basis according to the full contribution schedule:

Title	Profit Sharing % of Base Salary*
President	15%
Executive Vice President	12%
Senior Vice President - Exec. Officer	10%
Senior Vice President - Other	9%
Vice President	8%
Assistant Vice President	7%
Bank Officer	5%
Exempt, non-officer	3%
Non-exempt, non-officer	Flat $500

•	The base salary for employees on a commission only pay structure has been pre-determined as follows:

SVP, Wealth Management: $125,000
VP, Mortgage Officer: $96,000
AVP, Mortgage Officer: $48,000
Mortgage Officer: $35,000

If the Company exceeds its profitability budget, the profit sharing award will be increased to the maximum allowable under the Plan without exceeding 10% of reportable net income to common shareholders for the year ended December 31, 2013. In no event will the total profit sharing contribution exceed 10% of reportable net income to common shareholders for the year ended December 31, 2013.

Clawback Provision

Any profit-sharing awards made under this Plan will be subject to a “clawback” if payments were based upon materially inaccurate financial statements or any other materially inaccurate performance criteria or if it is subsequently determined that the employee has violated the Company’s Code of Ethics. This provision is not exclusively applicable to accounting restatements and covers material inaccuracies of performance metrics in addition to the actual financial statements.

Payment of Award

Payment of the award will be made on or about January 31, 2014 (after the Company has released earnings for the year ended December 31, 2013).

Additional Awards

The Human Resources Committee has the authority to make additional awards at its discretion.